EXHIBIT 5.1

2256 WEST 21ST AVE. VANCOUVER, BC, CANADA, V6L 1J5

GREGORY A. SASGES LAW CORP. BARRISTER AND SOLICITOR
TELEPHONE: (604) 733-0899 TELECOPIER: (604) 733-0899 E-MAIL: GSasges@wscvan.bc.ca

November 6, 2002

iQ Power Technology Inc.
Suite 708-A, 1111 West Hastings Street
Vancouver, BC
V6E 2J3

Dear Sirs:

Re:  Registration on Form S-8

We are delivering this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of iQ Power Technology Inc. (the “Company”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 2,251,000 common shares, without par value (the “Shares”), of which 1,251,000 Shares are issuable pursuant to the iQ Power Technology Inc. 1998 Stock Option Plan, as amended and restated (the “Option Plan”), and 1,000,000 are issuable under the Company’s 2001 Incentive Plan, as amended and restated (the “Incentive Plan”) to participants in such plans (the “Participants”).

We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments relating to the authorization and issuance of the Shares, and have made such investigations of law, as we have deemed necessary and advisable.

Based on the foregoing and having due regard for such legal questions as we have deemed relevant, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and sold by the company and paid for by the Participants, pursuant to the terms of the Option Plan and the Incentive Plan, will constitute duly authorized, validly issued, fully paid and non-assessable common shares of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above.

Yours truly,

GREGORY A. SASGES LAW CORP.

/s/ Gregory A. Sasges
Gregory A. Sasges, B.Comm, LL.B